Exhibit 99.1
Matrixx Initiatives, Inc. Reports Fiscal 2011 Second Quarter Net Sales of $21.3 million and
Net Income of $5.3 million, or $0.57 Per Share
SCOTTSDALE, AZ October 25, 2010; Matrixx Initiatives, Inc. (Nasdaq: MTXX), an over-the-counter healthcare company that develops and markets Zicam® products, today announced financial results for its fiscal second quarter and six months ended September 30, 2010.
For the second quarter ended September 30, 2010, the Company reported net sales of $21.3 million, or 17% below the $25.6 million in net sales for the comparable quarter last year. The Company reported net income for the quarter of $5.3 million, or $0.57 per diluted share, compared to net income of $5.1 million, or $0.55 per diluted share, for the quarter ended September 30, 2009, primarily due to reduced net legal expense and the absence of a charge related to the Company’s exit from the Canadian market in the prior year. The lower level of sales versus the quarter ended September 30, 2009 is primarily attributable to last year’s high pre-season inventory purchases by retailers due to publicity of the H1N1 flu outbreak.
For the six months ended September 30, 2010, the Company reported net sales of $24.5 million, and net income of $2.9 million, or $0.31 per diluted share. This compares to net sales of $32.5 million, and a net loss of $(17.8) million, or $(1.93) per diluted share, for the six months ended September 30, 2009. Results for the six months ended September 30, 2009 included $2.0 million of sales of nasal Cold Remedy products, which were withdrawn from the market in June 2009 and charges of $32.9 million related to withdrawal of the products.
Bill Hemelt, President and Chief Executive Officer, said, “Sales in the fiscal second quarter were in line with the Company’s plan. In the second quarter last year, retailers placed large pre-season orders in anticipation of increased levels of illness associated with H1N1. Those large pre-season buys reduced our sales in subsequent quarters. This year, the inventory level at retail going into the cold season is lower, and, as a result, we believe reorders during our fiscal third and fourth quarters will be higher. We expect our new advertising campaign, which will encompass television, print, and online media, will help increase consumer purchases of Zicam products. We believe our new creative will continue to differentiate our products from general symptom relief products and help increase consumer awareness. As part of these efforts, we recently launched a new web-based Zicam video featuring iconic television moms addressing cold myths. We encourage you to view this video at www.Zicam.com. Our new television advertising will begin airing in November at about the same time when illness levels grow.”
As previously disclosed, the Company and its product liability insurer reached agreement that the insurer would transfer the full amount of a $5.0 million policy to the Company to offset legal expenses. The Company received the cash in August 2010. Results for the quarter ended September 30, 2010 include legal defense costs of $2.9 million, which were reduced by $1.9 million of the insurance reimbursement, resulting in net legal defense expense of $1.0 million, compared to legal defense expense of $2.4 million in the quarter ended September 30, 2009. For the six months ended September 30, 2010, legal defense costs were $4.8 million which were offset by $4.1 million of the insurance reimbursement. Legal expense for the six months ended September 30, 2009 was approximately $3.0 million. The Company expects the remaining $900,000 of insurance reimbursement will offset legal expense in the fiscal third quarter and does not expect to receive additional insurance reimbursements for legal expense. Operating expenses for the quarter declined from last year due to reduced net legal expense and a $1.6 million charge recorded in the quarter ended September 30, 2009, related to the Company’s exit from the Canadian market.
For fiscal 2011, the Company anticipates revenue increasing 3% to 5% above the $67.3 million achieved in fiscal 2010. In addition, we anticipate increased marketing and legal expense will somewhat offset increased sales in the second half of the year and we expect to report net income for the full year between $2.0 and $3.0 million.
There will be a teleconference Tuesday, October 26, 2010 at 11:00 a.m. EDT to discuss fiscal 2011 second quarter financial results. To access the teleconference, please call (877) 718-5108 (domestic) or (719) 325-4921 (international). To listen to the teleconference via the Internet, go to http://www.matrixxinc.com and click on Events & Presentations. A replay of the call will be available at (888) 203-1112 (domestic) or (719) 457-0820 (international), replay number 9008846 for 3 days following the call, and the web cast will be archived on the Company’s website, http://www.matrixxinc.com, for 30 days.

Matrixx Initiatives, Inc.
(Unaudited)

($000s)	Three Months Ended Sept. 30,		Six Months Ended Sept. 30,
	2010	2009	2010	2009
Net Sales	$21,311	$25,627	$24,518	$32,543
Cost of Sales	5,590	6,830	6,923	9,623

Gross Profit	15,721	18,797	17,595	22,920
Selling, General & Administrative	6,765	10,150	12,078	26,639
Research and Development	354	419	884	1,353
Goodwill Impairment	—	—	—	15,040
Asset Impairments	—	—	—	8,827

Income (Loss) from Operations	8,602	8,228	4,633	(28,939)
Total Other Income	7	38	23	85

Income (Loss) Before Tax	8,609	8,266	4,656	(28,854)
Income Taxes	3,318	3,188	1,798	(11,100)

NetIncome (Loss)	$5,291	$5,078	$2,858	$(17,754)

Net Income (Loss) per Diluted Share	$0.57	$0.55	$0.31	$(1.93)
Average Shares Outstanding (mil)	9.3	9.2	9.3	9.2

lected Balance Sheet Information

($000s)
	Sept. 30, 2010	March 31, 2010	Sep. 30, 2009
Cash and Certificates of Deposit	$24,024	$30,219	$23,582
Accounts Receivable — Trade	$13,656	$5,386	$22,968
Inventory	$9,469	$6,167	$5,150
Total Assets	$63,676	$61,465	$72,699
Current Liabilities	$9,369	$10,384	$15,711
Working Capital	$48,436	$44,355	$48,803
Total Debt	$0	$0	$0
Shareholders’ Equity	$54,307	$51,082	$56,988
About Matrixx Initiatives, Inc.
Matrixx Initiatives, Inc. is an over-the-counter healthcare company that develops and markets Zicam® products. Zicam, LLC, its wholly-owned subsidiary, markets and sells Zicam® products in the cough and cold category. The Company markets Zicam brand pharmaceuticals, including Zicam Cold Remedy in multiple oral delivery forms; Zicam Allergy and Congestion Relief products; as well as Zicam Cough and Zicam Multi-Symptom relief items. For more information regarding Matrixx products, go to www.Zicam.com. To find out more about Matrixx Initiatives, Inc. (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, President and Chief Executive Officer, 602-385-8888, or Bill Barba, Vice President of Finance & Accounting, 602-385-8881. Matrixx is located at 8515 E. Anderson Dr., Scottsdale, Arizona 85255.
Matrixx Initiatives, Inc. Forward-Looking Statement Disclaimer:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “plan,” “anticipate,” and other similar statements of expectation identify forward-looking statements and include statements regarding: (i) our revenue and net income expectations for the fiscal year ending March 31, 2011; (ii) our expectations regarding reorders and consumer purchases of Zicam products; (iii) our expectations regarding advertising and marketing of our products; and (iv) our expectations regarding legal expenses. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include: (a) the severity and timing of the cold season; (b) the possibility that future sales of our products will not be as strong as expected; (c) the possibility that supply issues may impact future sales of our products; (d) the possibility that our products may face increased competition or negative publicity; (e) the potential impact of current and future product liability, advertising, and securities litigation; (f) regulatory issues or public relations challenges, including those associated with the FDA’s June 2009 warning letter, which required the withdrawal of our nasal Cold Remedy products; (g) the possibility of delays or other difficulties in selling our products or in implementing new product improvements and introducing to the marketplace new products and brands; (h) the possibility that expenses, including legal expenses, reserves, and expenses associated with adverse litigation outcomes may exceed expected amounts; (i) the possibility of future product recalls; (j) increased competition from private label manufacturers; and (k) the possibility that adverse economic conditions may affect consumer demand. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s Annual Report on Form 10-K filed on June 7, 2010, under the heading “Risk Factors,” filed pursuant to the Securities Exchange Act of 1934. We do not undertake, and we specifically disclaim, any obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.
-END-